U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2006

American Capital Strategies, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry Into a Material Definitive Agreement.

On April 19, 2006, American Capital Strategies, Ltd. ("American Capital" or the "Company") entered into an Employment Agreement (the "Agreement") with Brian Graff (the "Executive"), which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. The Executive is a Senior Vice President and Regional Managing Director of the Company and a member of the Company's Investment Committee. The Agreement provides for a one-year term that renews on a daily basis so that there will always be one year remaining until either party gives notice that the automatic renewals are to be discontinued. The base salary under the Agreement with the Executive is $270,000 per year. The Chief Executive Officer and Compensation and Corporate Governance Committee have the sole right to increase the base salary during the term of the Agreement. The Agreement provides that the Executive is entitled to participate in a performance-based target bonus program under which the Executive will receive up to 140% of his base salary, depending on the portfolio and Company performance and the Executive's performance against certain criteria established by the Compensation and Corporate Governance Committee of the Board of Directors of the Company.

In the event the Company should terminate the Executive's employment by reason of his disability, he is entitled to a continuation of his base salary for one year reduced by the amount of any long-term disability payments received by him during this period. In addition, he will be entitled to receive a target bonus for the year in which his employment is terminated following a disability based on the highest target bonus that could have been earned in that year by him and a further bonus payment during the one-year salary continuation period equal to the highest target bonus that could have been earned by him during the year in which the disability termination occurred. During the base salary continuation period following a disability, he will also continue to receive insurance and other employee benefits.

In the event that the Executive's employment is terminated by the Company other than for his misconduct, he is entitled to receive a continuation of base salary, target bonus and insurance benefits for one year as well as payment of a prorated target bonus for the year of termination computed at the highest target bonus that could have been earned in the year of termination. During the continuation period, the base salary will be continued at the highest rate in effect in the 24 months preceding termination. The target bonus paid during the continuation period would be the higher of the highest target bonus that could have been earned in the year of termination and the highest target bonus that was actually paid to him in the three years preceding termination. No such amounts would be paid if the termination was the result of misconduct by him, which is generally defined as failure by him to perform his duties under the Agreement after notice and a cure period, the commission by him of dishonest, demonstrably injurious acts or material breaches of the Agreement or other Company policies. Before he is eligible to receive any such compensation or benefits, he must enter into a mutual release agreement with the Company.

In the event of a termination of the Executive by the Company other than for misconduct in the three months preceding or 18 months following a change of control of the Company, the salary and bonus continuation periods noted above would be 18 months.

If the Executive dies during the term of the Agreement, his estate will be entitled to receive his target bonus for the year in which the death occurs, prorated through the date of death based on the highest target bonus that could have been earned in that year, and a continuation of health benefits for a period equal to two months multiplied by the number of full years (up to nine) during which he was employed by the Company.

The Agreement also includes confidentiality provisions and a non-competition covenant, which applies for the longer of 12 months and the period of any severance payments.

In addition to the compensation set forth in the Agreement, Mr. Graff's compensation includes the grant of stock options from time to time and may also include Annual Awards and/or Bonus Awards granted under American Capital's Amended and Restated Incentive Bonus Plan (the "Incentive Bonus Plan").

The Incentive Bonus Plan authorizes the Compensation and Corporate Governance Committee to grant Annual Awards on such terms and conditions as the Compensation and Corporate Governance Committee may specify, including terms and conditions that make the grant or vesting of each Annual Award contingent upon the attainment of one or more performance goals.

Unless otherwise specified by the Compensation and Corporate Governance Committee in a grant agreement, an Annual Award (a) will relate to a period of one year or less, and (b) will be forfeited if the Award recipient fails to be continuously employed by the Company (or a subsidiary) during the period beginning on the date of grant of the Annual Award and ending on the date the Annual Award is paid.

In addition, the Compensation and Corporate Governance Committee is authorized under the Incentive Bonus Plan to grant, in its sole discretion, Bonus Awards on such terms and conditions as the Compensation and Corporate Governance Committee may specify, including terms and conditions that make the grant or vesting of any Bonus Award contingent upon the attainment of one or more performance goals. Each Bonus Award granted under the Incentive Bonus Plan will be credited to a separate bookkeeping account established for the Bonus Award in the name of the participant. The participant will vest in the bonus account established for the Bonus Award in accordance with the vesting schedule specified by the Compensation and Corporate Governance Committee. Vested portions of a Bonus Award (each portion, a "Bonus Tranche") will be paid to a participant as soon as practicable following the date on which the participant becomes vested in those portions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL STRATEGIES, LTD.

Dated: April 25, 2006	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel and Secretary